EXHIBIT 99.1

CONTACT:

Robert O’Brien
Executive Vice President, Chief Financial Officer
216-621-6060

Thomas Kmiecik, Assistant Treasurer
216-621-6060

or Jeff Linton
Vice President, Corporate Communication
216-621-6060

FOR IMMEDIATE RELEASE

Forest City Clarifies Waiver Related to Corporate Line of Credit

CLEVELAND, Ohio – February 5, 2009 – Forest City Enterprises, Inc. [NYSE: FCEA and FCEB] today confirmed that it has received a waiver from its 14-member bank group related to the Company’s corporate line of credit. The need for the waiver was triggered by an unintentional non-compliance with one of the non-financial covenants of the line of credit which occurred when the Company purchased $15 million face value of its Puttable Equity-Linked Senior Notes at a cost of approximately $10.6 million.

Commenting on the events leading to the waiver, Forest City president and chief executive officer Charles A. Ratner said, “We saw the opportunity to purchase these notes at a discount as a prudent business decision, and we believed the purchase, which occurred during the Company’s fiscal 2008 third quarter, was in compliance with our credit agreement. In subsequent review with our lenders after the close of the third quarter, it was determined that the transaction was not in compliance with one of the non-financial covenants of the line. As a result, we immediately entered into discussions to obtain a waiver to allow the transaction, and reached agreement in less than one week with members of the group.

“It is gratifying that our lenders understood that the noncompliance was unintentional and responded with good-faith discussions that allowed us to promptly secure the needed waiver,” Ratner added.

About Forest City

Forest City Enterprises, Inc. is a $10.9-billion, NYSE-listed national real estate company. The Company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States. For more information, visit the Company’s Web site at www.forestcity.net.

Safe Harbor Language

Statements made in this news release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. The Company’s actual results could differ materially from those expressed or implied in such forward-looking statements due to various risks, uncertainties and other factors. Risks and factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, general real estate development and investment risks including lack of satisfactory financing, construction and lease-up delays and cost overruns, dependence on rental income from real property, reliance on major tenants, the effect of economic and market conditions on a nationwide basis as well as in our primary markets, vacancies in our properties, downturns in the housing market, competition, illiquidity of real estate investments, bankruptcy or defaults of tenants, department store consolidations, international activities, the impact of terrorist acts, risks associated with an investment in and operation of a professional sports team, conflicts of interests, our substantial debt leverage and the ability to obtain and service debt, the impact of restrictions imposed by our credit facility, the level and volatility of interest rates, the continued availability of tax-exempt government financing, effects of uninsured or underinsured losses, environmental liabilities, risks associated with developing and managing properties in partnership with others, the ability to maintain effective internal controls, compliance with governmental regulations, changes in market conditions, litigation risks, and other risk factors as disclosed from time to time in the Company’s SEC filings, including but not limited to, the Company’s annual and quarterly reports.

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